DREYFUS ALCENTRA GLOBAL MULTI-STRATEGY CREDIT FUND, INC.

ARTICLES OF AMENDMENT

Dreyfus Alcentra Global Multi-Strategy Credit Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the charter of the Corporation (the "Charter") is hereby amended to change the name of the Corporation to:

BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.

SECOND: The foregoing amendment to the Charter was authorized and approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and Secretary and attested by its Vice President and Assistant Secretary this 12th day of February, 2019.

ATTEST:	DREYFUS ALCENTRA GLOBAL MULTI-STRATEGY CREDIT FUND, Inc.

By:	/s/ Jeff Prusnofksy	By:	/s/ James Bitteto

Name:	Jeff Prusnofsky	Name:	James Bitetto
Title:	Vice President and Assistant Secretary	Title:	Vice President and Secretary